                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14(a)-11(c) or Rule 14a-12


                        SECURITY CAPITAL PACIFIC TRUST
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         N/A
     ---------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         N/A
     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         N/A
     ---------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         N/A
     ---------------------------------------------------------------------------

     (5) Total fee paid:

         N/A
     ---------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

         N/A
     ---------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

         N/A
     ---------------------------------------------------------------------------

     (3) Filing Party:

         N/A
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     (4) Date Filed:

         N/A
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Notes:

                        SECURITY CAPITAL PACIFIC TRUST
                           7670 SOUTH CHESTER STREET
                           ENGLEWOOD, COLORADO 80112

                               ----------------

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD JUNE 18, 1998

To the shareholders:

  The 1998 annual meeting of shareholders of Security Capital Pacific Trust ("PTR") will be held on Thursday, June 18, 1998, at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado, at 10:00 a.m. (Mountain time) for the following purposes:

    1. To elect a Board of Trustees to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify; and

    2. To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.

  Further information regarding the business to be transacted at the meeting is given in the accompanying Proxy Statement.

  Shareholders of record at the close of business on April 22, 1998 are entitled to notice of, and to vote at, the meeting.

  Please help PTR by promptly marking, dating, signing and returning the enclosed proxy card in the envelope provided for your convenience. If you attend the meeting and decide to vote in person, you may revoke your proxy.

                                          Jeffrey A. Klopf
                                          Secretary

April 29, 1998

                            YOUR VOTE IS IMPORTANT.
                  PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE.

                        SECURITY CAPITAL PACIFIC TRUST
                           7670 SOUTH CHESTER STREET
                           ENGLEWOOD, COLORADO 80112

                               ----------------

                                PROXY STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD JUNE 18, 1998

                               ----------------

                              GENERAL INFORMATION

  The Board of Trustees (the "Board") of Security Capital Pacific Trust ("PTR") is soliciting the accompanying proxy for use at the 1998 annual meeting of shareholders to be held on Thursday, June 18, 1998 and at any and all adjournments or postponements thereof. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of PTR, by delivering to the Secretary of PTR a duly executed proxy bearing a later date or by attending and voting in person at the meeting. The designated proxy holders will vote PTR's common shares of beneficial interest, par value $1.00 per share ("Common Shares"), represented by a proxy which is received and not revoked. If the shareholder specifies a choice with respect to any matter to be acted upon and for which a ballot is provided in the proxy, the Common Shares will be voted in accordance with his or her specifications. If the shareholder signs and returns a proxy without specifying choices, the Common Shares will be voted in accordance with the recommendations of the Board.

  This Proxy Statement and the accompanying proxy card are expected to first be mailed to shareholders on or about April 29, 1998.

  If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card. Beneficial owners who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Lucinda G. Marker, Assistant Secretary, Security Capital Pacific Trust, 125 Lincoln Avenue, Santa Fe, New Mexico 87501. Record owners and beneficial owners (including the holders of valid proxies therefrom) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

  The cost of soliciting proxies will be borne by PTR. In addition to solicitation by mail, and without additional compensation for those services, proxies may be solicited personally, or by telephone or telegraph, by officers or employees of PTR. PTR will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties to forward the solicitation material to the beneficial owners of Common Shares held of record by those persons, and PTR will, upon request of those record holders, reimburse forwarding charges and expenses.

                     SHARES OUTSTANDING AND VOTE REQUIRED

  At the close of business on April 22, 1998, approximately 93,032,469 Common Shares were outstanding. Each whole Common Share outstanding on April 22, 1998, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, is entitled to one vote, and each fractional Common Share is entitled to its fraction of one vote. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.

  Assuming the existence of a quorum, the affirmative vote of a majority of the Common Shares entitled to vote and represented in person or by proxy at the meeting is required to elect each nominee for Trustee. Representatives of PTR's transfer agent will assist PTR in the tabulation of the votes. Abstentions and broker non-votes are counted as Common Shares represented at the meeting for purposes of determining a quorum. An abstention has the effect of a vote "withheld" with respect to the election of Trustees.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of April 22, 1998, the beneficial ownership of Common Shares for (i) each person known to PTR to have been the beneficial owner of more than five percent of the outstanding Common Shares on such date, (ii) each Trustee of PTR, (iii) each Named Executive Officer (as defined below) of PTR and (iv) all Trustees and executive officers of PTR as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes, for purposes of calculating the number and percent of Common Shares beneficially owned by a person, that
(i) all Cumulative Convertible Series A Preferred Shares of Beneficial Interest, par value $1.00 per share, of PTR ("Series A Preferred Shares"), beneficially owned by that person have been converted into Common Shares and
(ii) all options held by that person which are exercisable within 60 days have been exercised, but that no options or convertible securities held by other persons have been exercised or converted. Fractional Common Shares have been rounded to the nearest whole Common Share in the table below and elsewhere in this Proxy Statement.

                                                                     NUMBER OF
                                                                       COMMON
                                                                       SHARES         PERCENT OF ALL
                                                                    BENEFICIALLY          COMMON
        NAME OF BENEFICIAL OWNER                                       OWNED              SHARES
        ------------------------                                    ------------      --------------
      Security Capital Group Incorporated.........................   30,687,072(l)         33.0%
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
      The Capital Group Companies, Inc............................    5,089,370(2)          5.5%
       333 South Hope Street
       Los Angeles, CA 90071
      C. Ronald Blankenship.......................................       35,529(3)          *
      James A. Cardwell...........................................       35,706(4)          *
      John T. Kelley, III.........................................       18,835(4)          *
      Calvin K. Kessler...........................................       34,285(4)          *
      William G. Myers............................................       20,341(4)(5)       *
      James H. Polk, III..........................................       51,028(6)          *
      John C. Schweitzer..........................................       34,602(4)(7)       *
      R. Scot Sellers.............................................      108,972(8)          *
      Patrick R. Whelan...........................................       88,182             *
      Jay S. Jacobson.............................................       45,325             *
      John Jordano III............................................       18,130             *
      Bryan J. Flanagan...........................................       20,396             *
      Richard A. Banks............................................       38,526             *
      All Trustees and executive officers as a group (15 persons).      563,454             *

--------
  *Less than 1%
(1) These Common Shares are owned of record by SC Realty Incorporated, a wholly owned subsidiary of Security Capital Group Incorporated ("Security Capital"), and are pledged to secure Security Capital's $700 million revolving line of credit facility with a syndicate of banks. As of April 22, 1998, there were approximately $351 million of borrowings outstanding under the line of credit. The line of credit is also secured by securities owned by Security Capital of Security Capital Industrial Trust ("SCI"), a publicly traded real estate investment trust ("REIT"), Security Capital Atlantic Incorporated ("ATLANTIC"), a publicly traded REIT, Homestead Village Incorporated ("Homestead"), a publicly traded extended-stay lodging company, and Security Capital U.S. Realty, a publicly traded entity based in Luxembourg which invests in real estate operating companies in the United States. Security Capital estimates that the aggregate market value of the pledged securities exceeded $3.6 billion as of April 22, 1998. Security Capital was in compliance with all covenants under the line of credit at December 31, 1997.
(2) Information regarding beneficial ownership of Common Shares by The Capital Group Companies, Inc. is included herein in reliance on an amendment to
    Schedule 13G dated February 10, 1998 filed with the Securities and Exchange Commission. Capital Research and Management Company, a subsidiary of The Capital Group Companies, Inc., may be deemed to be the beneficial owner of the Common Shares reported, which are owned by various investment companies. The Capital Group Companies, Inc. has sole dispositive power with respect to all Common Shares reported, and such Common Shares were acquired in the ordinary course of business and were not acquired for the purpose, and do not have the effect of changing or influencing control of PTR.
(3) Includes 14,936 shares held by Zebec Data Systems, a corporation in which Mr. Blankenship is the controlling shareholder.
(4) Includes for each of Messrs. Kessler and Cardwell beneficial ownership of 10,000 Common Shares, for Messrs. Schweitzer and Kelley beneficial ownership of 6,000 Common Shares and for Mr. Myers beneficial ownership of 2,000 Common Shares, which are issuable upon exercise of options granted under PTR's 1996 and 1987 Share Option Plans for Outside Trustees. See "-- Trustee Compensation" below.
(5) Includes 6,857 shares held by the Myers Family Trust; 3,491 shares held by each of the Myers Family Foundation and Milagro de Ladera, L.P.; and 1,745 shares held by each of the William G. Myers IRA and the Ojai Land Company.
(6) Includes 1,028 shares held in trust for Mr. Polk's children.
(7) Includes 3,055 shares held by Mr. Schweitzer's spouse; 10,604 shares held by Campbell Capital, Ltd., and 2,290 shares held by Mesa Investment Company.
(8) Includes 421 shares held by Mr. Sellers' spouse as her separate property, 418 shares held in trust for Mr. Sellers' children and 449 shares held in Mr. Sellers' IRA.

                             ELECTION OF TRUSTEES

NOMINEES

  The Common Shares represented by the accompanying proxy will be voted to elect the eight nominees named below as Trustees, unless otherwise indicated on the proxy. Should any of the nominees named below become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board. Trustees are elected to serve until the next annual meeting of shareholders. The Board recommends that shareholders vote FOR the election of each nominee for Trustee.

                                                                         TRUSTEE
          TRUSTEE           AGE           BUSINESS EXPERIENCE             SINCE
          -------           --- ---------------------------------------  -------
Calvin K. Kessler..........  66 President and principal shareholder,      1972
                                Kessler Industries, Inc., El Paso,
                                Texas (manufacturer of furniture and
                                aluminum castings), since 1960.
James H. Polk, III.........  55 Principal, SING Ltd. Co., Santa Fe, New   1976
                                Mexico, since January 1998; President,
                                Security Capital Markets Group
                                Incorporated from March 1997 to June
                                1997 and Managing

                                                                         TRUSTEE
          TRUSTEE           AGE           BUSINESS EXPERIENCE             SINCE
          -------           --- ---------------------------------------  -------
                                Director from August 1992 to June 1997;
                                affiliated with Security Capital since
                                March 1991; prior thereto, President
                                and Chief Executive Officer of PTR for
                                sixteen years; registered with the
                                National Association of Securities
                                Dealers, Inc.; past President and
                                Trustee of the National Association of
                                Real Estate Investment Trusts, Inc.
                                ("NAREIT").
John C. Schweitzer.........  53 Managing Partner, Continental             1976
                                Properties Company, Austin, Texas (real
                                estate and investments), since 1976;
                                General Partner, G.P. Campbell Capital
                                Ltd. (real estate and investments)
                                since 1976; Trustee, Pacific Retail
                                Trust and Texas Christian University;
                                Director, Homestead, Austin Smiles,
                                Westgate Corporation, Chase Bank of
                                Texas and Continental Transmissions.
James A. Cardwell..........  66 Chief Executive Officer, Petro Stopping   1980
                                Centers, L.P., El Paso, Texas
                                (operation of full-service truck
                                stopping centers), the predecessor of
                                which he founded in 1975; Director, El
                                Paso Electric Company.
John T. Kelley, III........  57 Director of Security Capital since        1988
                                1990; founding officer of SCI, a REIT
                                affiliated with Security Capital;
                                Advisory Trustee of SCI since December
                                1993; Chairman of the Board of Pacific
                                Retail Trust (ownership and development
                                of infill retail properties in the
                                Southwestern United States).
C. Ronald Blankenship......  48 Non-Executive Chairman of PTR since       1991
                                June 1997; Chairman of PTR from June
                                1991 to June 1997; Managing Director of
                                Security Capital since March 1991;
                                Advisory Director of Homestead since
                                October 1996; Advisory Director of
                                ATLANTIC since September 1996 and
                                Director from April 1996 to September
                                1996; Director of Storage USA, Inc.
                                since December 1997; Director of
                                Strategic Hotel Capital Incorporated
                                since April 1997.
William G. Myers...........  70 Chief Executive Officer of Ojai Ranch     1994
                                and Investment Company, Inc., Santa
                                Barbara, California, which he founded
                                in 1963 (agri-business and other
                                investments); Director, Chalone Wine
                                Group, Napa, California; Trustee of
                                SCI.

R. Scot Sellers................  41 President and Chief Executive Officer     --
                                    of PTR since June 1997; Managing
                                    Director of PTR from September 1994 to
                                    June 1997; Senior Vice President of PTR
                                    from May 1994 to September 1994; Senior
                                    Vice President of Security Capital from
                                    April 1993 to May 1994.

  Security Capital has the right to nominate up to three Trustees, depending on its level of ownership of Common Shares. See "Certain Relationships and Transactions--Security Capital Investor Agreement." Messrs. Blankenship, Kelley and Sellers are the nominees of Security Capital. PTR's Restated Declaration of Trust requires that a majority of the Trustees be independent Trustees.

MEETINGS AND COMMITTEES

  The Board held 26 meetings during 1997, including 21 telephonic meetings. The Audit Committee of the Board, composed of Messrs. Cardwell and Kessler, is responsible for recommending to the Board the appointment of independent auditors, reviewing all recommendations of the auditors with respect to accounting methods and internal controls of PTR, reviewing and approving non-audit services and reviewing the scope of the audits conducted by the auditors. The Audit Committee held one meeting during 1997.

  The Board has established an Investment Committee consisting of Messrs. Kessler, Myers, and Schweitzer. The Investment Committee is responsible for reviewing and approving all asset acquisitions and other investment decisions between meetings of the full Board. Any decisions made by the Investment Committee are reported to the full Board at its next quarterly meeting. The Investment Committee receives recommendations from PTR's management investment committee. During 1997, the Investment Committee held 12 telephonic meetings.

  Also, in January 1997, the Board established a Compensation Committee consisting of Messrs. Blankenship, Kelley and Myers, which reviews and approves PTR's compensation arrangements and plans. The Compensation Committee held two meetings during 1997. PTR has no standing nominating committee. During 1997, each Trustee attended at least 75 percent of the total number of meetings of the Board and the committees on which he served (except that Messrs. Polk, Kelley and Cardwell attended approximately 73%, 71% and 43%, respectively).

TRUSTEE COMPENSATION

  During 1997, Trustees received an annual retainer of $18,000 and meeting fees of $1,000 for each Board meeting attended (other than telephonic meetings). Effective January 1, 1998, members of the Investment, Compensation and Audit Committees will received an additional $3,000, $2,000 and $1,000 per year, respectively. Members of special committees will receive an additional $2,000 per year; chairpersons of special committees will receive an additional $4,000 per year. Both the retainers and meeting fees are paid quarterly. Messrs. Blankenship and Sellers are not separately compensated for serving as Trustees. Prior to his retirement from Security Capital in June 1997, Mr. Polk was not separately compensated for serving as a Trustee. Trustees are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings.

  Effective April 1, 1998, PTR adopted a deferred fee plan for Outside Trustees (the "Deferred Fee Plan"). Under the Deferred Fee Plan, PTR's Outside Trustees may elect to defer receipt of all or any portion of annual retainers and fees otherwise payable in cash for the performance of Trustee duties. Fees deferred pursuant to the Deferred Fee Plan must be deferred for a minimum of two years, and will be held in an account earning a return equivalent to the total return on the Common Shares (share price appreciation and dividends). Trustees deferring receipt of retainers and fees may elect to receive distributions of deferred fees in the form of either a lump sum or annual or quarterly installments payable over a period of time not to exceed ten years.

  In addition, pursuant to PTR's 1996 Share Option Plan for Outside Trustees (the "Outside Trustees Plan"), each Trustee who is not an employee or officer of PTR or Security Capital or any of its affiliates (the "Outside Trustees") is entitled to receive, on the date of each annual meeting of shareholders held prior to January 1, 2007, an option to purchase 2,000 Common Shares at a price per share equal to the closing price of a Common Share on the New York Stock Exchange (the "NYSE") on that date. See "--Outside Trustees Plan". The Outside Trustees of PTR received similar options under PTR's 1987 Share Option Plan for Outside Trustees. That plan expired on December 31, 1996.

OUTSIDE TRUSTEES PLAN

  At the 1997 annual meeting, the shareholders approved the issuance of up to 100,000 Common Shares under the Outside Trustees Plan. The purpose of the Outside Trustees Plan is to enable the Outside Trustees of PTR to increase their ownership of PTR and thereby increase the alignment of their interests with those of PTR's other shareholders.

  To achieve the foregoing objective, the Outside Trustees Plan provides for grants of options to purchase Common Shares. The Secretary of PTR (the "Administrator") administers the Outside Trustees Plan with a view to PTR's best interests and the Outside Trustees Plan's objectives. The Administrator has authority to adopt administrative guidelines, rules and regulations relating to the Outside Trustees Plan and to make all determinations necessary or advisable for the implementation and administration of the Outside Trustees Plan.

  The number of Common Shares reserved for issuance upon exercise of options granted under the Outside Trustees Plan is 100,000. Common Shares which are forfeited will again become available for awards under the Outside Trustees Plan.

  In the event of changes in the outstanding Common Shares by reason of any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of Common Shares or the payment of a dividend in Common Shares, or any other increase or decrease in the number of Common Shares, or merger or consolidation, or recapitalization, reorganization, spinoff, exchange or other distribution or other similar event, the Administrator will make appropriate adjustments to the aggregate number of Common Shares available under the Outside Trustees Plan and the type and number of Common Shares subject to options under the Outside Trustees Plan and the terms of those options (including the exercise price thereof).

  On the date of each annual meeting of shareholders of PTR through and including 2006, each Outside Trustee serving on that date (after the election of Trustees in the meeting) will be granted an option to purchase 2,000 Common Shares at an exercise price equal to the closing price of the Common Shares on the NYSE on that date. Options for 2,000 Common Shares were awarded under the Outside Trustees Plan to each of Messrs. Schweitzer, Kelley, Cardwell, Myers and Kessler in 1997.

  Each option will be immediately exercisable, but must be exercised before the earliest of the following events to occur: the date which is three months after the date on which the option holder's position as a Trustee terminates, the date which is twelve months after the date the Trustee becomes disabled or dies or the date which is five years after the date the option is granted.

  If fifty percent or more of the outstanding Common Shares are acquired in a cash tender offer or exchange offer, each option holder will have the right to exercise his or her option in full or surrender his or her outstanding option in exchange for a cash payment from PTR in an amount equal to the excess of the offer price or value over the option price. If PTR dissolves, each option holder will have the right to exercise his or her option in full before the date of the dissolution.

  The Outside Trustees Plan may be amended or terminated at any time by the Board. The provisions relating to the amount, price and timing of grants under the Outside Trustees Plan may not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the rules thereunder, unless the amendment would not affect the exemption provided by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                            EXECUTIVE COMPENSATION

  The following table presents the compensation for 1997 and 1996 paid to the President and Chief Executive Officer and the four other most highly compensated executive officers of PTR (the "Named Executive Officers"). All compensation for 1996 was paid by Security Capital. For 1997, each Named Executive Officer was an employee of Security Capital Pacific Incorporated, PTR's REIT manager (the "REIT Manager"), which was a wholly owned subsidiary of Security Capital, and was compensated by Security Capital until the closing of the 1997 Merger on September 9, 1997. See "Certain Relationships and Transactions--The 1997 Merger Transaction".

                            ANNUAL COMPENSATION        LONG-TERM COMPENSATION AWARDS
                          ----------------------- ----------------------------------------
                                                                             SHARES OF
                                                                 COMMON   SECURITY CAPITAL
                                                                 SHARES    CLASS A COMMON
   NAME AND PRINCIPAL                              RESTRICTED  UNDERLYING STOCK UNDERLYING    ALL OTHER
        POSITION          YEAR SALARY($) BONUS($) STOCK AWARDS OPTIONS(#)  OPTIONS(#)(1)   COMPENSATION($)
   ------------------     ---- --------- -------- ------------ ---------- ---------------- ---------------
R. Scot Sellers.........  1997  250,000  350,000      (2)       194,899        1,108              --
 President and Chief      1996  214,000  236,000      --            --           658              --
 Executive Officer
Patrick R. Whelan.......  1997  200,000  270,000      (2)       183,567          281              --
 Managing Director--      1996  190,000  150,000      --            --           395              --
 Operations
Jay S. Jacobson.........  1997  198,000  127,000      (2)       100,666          175              --
 Managing Director--      1996  165,000   80,000      --            --           351              --
 Central/Northwest
 Region
John Jordano, III.......  1997  165,000  110,000      (2)        44,273          118              --
 Senior Vice President    1996  145,000   83,250      --            --           237              --
Bryan J. Flanagan.......  1997  190,000   82,500      (2)        47,568          131              --
 Senior Vice President    1996  180,000   60,750      --            --           263              --
Richard A. Banks........  1997   74,667   65,000      (2)        95,182          --               --
 Managing Director--West  1996      --       --       --            --           --               --
 Region (3)

--------
(1) These options to acquire shares of Security Capital's Class A common stock, par value $.01 per share (the "Class A Common Stock") were awarded by Security Capital under Security Capital's 1995 Option Plan. At the time of the award of these options, each of the Named Executive Officers was an employee of the REIT Manager.
(2) Under the share purchase program of the 1997 Long-Term Incentive Plan (the "Incentive Plan"), the Named Executive Officers purchased Common Shares as follows in 1997: Mr. Sellers, 90,651 Common Shares; Mr. Whelan, 86,118 Common Shares; Mr. Jacobson, 45,325 Common Shares; Mr. Jordano, 18,130 Common Shares; Mr. Flanagan, 20,396 Common Shares; and Mr. Banks, 38,526 Common Shares. All of these purchases were at the price and upon the other terms, conditions and restrictions described under
   "--Long-Term Incentive Plan--Share Purchase Program."
(3) Mr. Banks was hired by PTR on September 18, 1997 and the compensation information reflects the portion of 1997 he was an officer of PTR. If Mr. Banks' compensation for 1997 were annualized, he would be one of PTR's five most highly compensated executive officers.

LONG-TERM INCENTIVE PLAN

 General

  In 1997, the Board adopted, and the shareholders approved, the Incentive Plan, which authorizes the establishment of one or more option programs and share purchase programs and the award of share grants. No more than 5,650,000 Common Shares in the aggregate may be awarded under the Incentive Plan and no individual may be granted awards with respect to more than 500,000 Common Shares in any one-year period. The Compensation Committee administers the Incentive Plan. Subject to the terms of the Incentive Plan, the Compensation Committee determines which employees will be eligible to receive awards under the Incentive Plan, and the amount, price, timing and other terms and conditions applicable to those awards. Non-employee Trustees are not eligible to participate in the Incentive Plan. All employees of PTR or any of its subsidiaries are eligible to participate in the Incentive Plan.

  Options awarded under the Incentive Plan may be either incentive share options or non-qualified share options. Options become exercisable and expire in accordance with the terms established by the Compensation Committee. Common Shares transferred to a participant pursuant to the exercise of an option may be subject to such additional restrictions or limitations as the Compensation Committee may determine. The Incentive Plan provides generally that participants who are awarded options will also receive dividend equivalent units with respect to the options. The dividend equivalent units will be subject to the same vesting schedule as the options and will be payable when the options are exercised, unless the participant elects to defer receipt, or will expire. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. All dividend equivalent units are paid in the form of Common Shares at the rate of one Common Share per dividend equivalent unit.

  The Incentive Plan provides that the Compensation Committee may award participants performance stock, subject to achievement of performance objectives. The number of Common Shares and the performance measures and periods will be established by the Compensation Committee at the time the award is made, provided that any performance period will be at least one year.

 Non-Qualified Options

  Concurrently with the consummation of the 1997 Merger transaction, the Named Executive Officers and other officers and employees of PTR were granted options to purchase a total of 220,325 Common Shares at an exercise price of $22.0625 per share, the average of the high and low sales prices of the Common Shares on September 8, 1997, the date the Incentive Plan was approved by shareholders. Also, on October 24, 1997 six employees of PTR were granted options to purchase a total of 14,988 Common Shares at an exercise price of $23.34375, the average of the high and low sales prices of the Common Shares on such date. The participants have no rights as shareholders with respect to the Common Shares subject to their options until the option is exercised. PTR ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option and payment of dividend equivalent units. The amount of the deduction is equal to the ordinary income recognized by a participant.

 Share Purchase Program

  Concurrently with the consummation of the 1997 Merger transaction, PTR permitted the Named Executive Officers and other officers and employees to purchase a total of 813,430 Common Shares at a price of $22.0625 per share, the average of the high and low sales price of the Common Shares on September 8, 1997, the date the Incentive Plan was approved by shareholders, with two matching options for each Common Share purchased. Also, on October 24, 1997, PTR permitted one employee to purchase 17,134 Common Shares at a price of $23.34375 per share, the average of the high and low sales prices of the Common Shares on such date, and on November 21, 1997, PTR permitted one employee to purchase 1,680 Common Shares at a price of $23.78125 per share, the average of the high and low sales prices of the Common Shares on such date, in each case with two matching options for each Common Share purchased. Each matching option has an exercise price equal to the purchase price per share of the corresponding Common Shares. No dividend equivalent units were issued with respect to those matching options. The Common Share purchases provide for a one-year restricted period during which the participants may not, while employed, sell the Common Shares. If a participant leaves the employment of PTR prior to the end of the restricted period, PTR has the right to repurchase the Common Shares at their fair market value at the time the participant's employment is terminated. At the end of the restricted period, the participant will own the Common Shares without further restriction. However, if the participant sells the Common Shares after the end of the restricted period, the participant's matching options may be adversely affected. PTR made loans for up to 95% of the purchase price available to participants, as described under "--Loans to Executive Officers." Each loan is full recourse to the participant and is secured by the purchased Common Shares.

 Option Grants in 1997

  The following table sets forth certain information with respect to individual grants of options during 1997 to each of the Named Executive Officers.

                                        COMMON SHARES
                  ---------------------------------------------------------
                                INDIVIDUAL GRANTS
                  ---------------------------------------------
                                PERCENT OF
                                  TOTAL
                   SECURITIES    OPTIONS   EXERCISE
                   UNDERLYING   GRANTED TO  OR BASE             GRANT DATE
                     OPTIONS    EMPLOYEES    PRICE   EXPIRATION   PRESENT
NAME              GRANTED(#)(1)  IN 1997   ($/SHARE)    DATE    VALUE($)(2)
----              ------------- ---------- --------- ---------- -----------
R. Scot Sellers.     194,899      10.6%     22.0625    9/8/07     584,522
Patrick R.
 Whelan.........     183,567       9.9%     22.0625    9/8/07     550,536
Jay S. Jacobson.     100,666       5.5%     22.0625    9/8/07     301,907
John Jordano,
 III............      44,273       2.4%     22.0625    9/8/07     132,779
Bryan J.
 Flanagan.......      47,568       2.6%     22.0625    9/8/07     142,661
Richard A.
 Banks..........      95,182       5.2%     22.0625    9/8/07     285,460
                       SHARES OF SECURITY CAPITAL CLASS A COMMON STOCK
                  ---------------------------------------------------------
                                INDIVIDUAL GRANTS
                  ---------------------------------------------
                                PERCENT OF
                                  TOTAL
                   SECURITIES    OPTIONS   EXERCISE
                   UNDERLYING   GRANTED TO  OR BASE             GRANT DATE
                     OPTIONS    EMPLOYEES    PRICE   EXPIRATION   PRESENT
NAME              GRANTED(#)(3)  IN 1997   ($/SHARE)    DATE    VALUE($)(4)
----              ------------- ---------- --------- ---------- -----------
R. Scot Sellers.      1,108       2.09%       (5)        (6)      602,953
Patrick R.
 Whelan.........        281       0.53%      1,600    12/04/07    175,051
Jay S. Jacobson.        175       0.33%      1,600    12/04/07    108,921
John Jordano,
 III............        118       0.22%      1,600    12/04/07     73,521
Bryan J.
 Flanagan.......        131       0.25%      1,600    12/04/07     81,690
Richard A.
 Banks..........        --          --         --          --         --

-------
(1) The options generally vest 25% on the second anniversary of the date of grant and an additional 25% on each of the third, fourth and fifth anniversaries of the date of grant. As described under "--General," the following number of these options granted to the Named Executive Officers in 1997 have dividend equivalent units: Mr. Sellers, 13,597 options; Mr. Whelan, 11,331 options; Mr. Jacobson, 10,016 options; Mr. Jordano, 8,013 options; Mr. Flanagan, 6,776 options; and Mr. Banks, 18,130 options. The remaining options granted to the Named Executive Officers in 1997 were matching options granted pursuant to the Share Purchase Program and do not have matching dividend equivalent units, as described under "--Share Purchase Program."
(2) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: an expected option life of
    6.74 years; a risk-free interest rate of 6.08%; an expected dividend yield of 5.60%; and expected volatility of 18.35%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model.
(3) The options vest 25% on the second anniversary of the date of grant and an additional 25% on each of the third, fourth and fifth anniversaries of the date of grant.
(4) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: an expected option life of
    6.75 years; a risk-free interest rate of 5.87%; no expected dividend yield; and expected volatility of 22.09%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model.
(5) For Mr. Sellers, the option price ranges from $1,251 to $1,600.
(6) For Mr. Sellers, the expiration date ranges from 06/18/2007 to 12/04/2007.

 Aggregated Option Exercises in 1997 and Year-End Option Values

  The following table sets forth certain information concerning exercises of options during 1997 by each of the Named Executive Officers and the year-end value of unexercised options owned by those executive officers.

                                      COMMON SHARES                      SHARES OF SECURITY CAPITAL CLASS A COMMON STOCK
                   --------------------------------------------------- ---------------------------------------------------
                     SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-    SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-
                    UNEXERCISED OPTIONS AT     THE-MONEY OPTIONS AT     UNEXERCISED OPTIONS AT     THE-MONEY OPTIONS AT
                          YEAR-END(#)               YEAR-END($)               YEAR-END(#)               YEAR-END($)
                   ------------------------- ------------------------- ------------------------- -------------------------
NAME               EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----               ----------- ------------- ----------- ------------- ----------- ------------- ----------- -------------
R. Scot Sellers..       --        194,899         --        450,704       1,782        2,991      1,969,122    1,532,478
Patrick R.
 Whelan..........       --        183,567         --        424,499         912        1,537        912,210      864,864
Jay S. Jacobson..       --        100,666         --        232,790         --           942            --       433,528
John Jordano,
 III.............       --         44,273         --        102,381         231          672        230,936      336,665
Bryan J.
 Flanagan........       --         47,568         --        110,001         --           887            --       440,904
Richard A. Banks.       --         95,182         --        220,108         --           --             --           --

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  PTR has not entered into any employment contracts with any Named Executive Officer and there are no plans or arrangements by which any of those executive officers will be compensated as a result of his resignation or retirement or any other termination of his employment with PTR or in connection with a change in control of PTR, except that if a "Change in Control," as that term is defined in the Incentive Plans occurs, options to purchase Common Shares granted under the Incentive Plan will become immediately exercisable and restrictions on purchased Common Shares will lapse.

LOANS TO EXECUTIVE OFFICERS

  PTR made loans to the Named Executive Officers as follows during 1997 for the purchase price of Common Shares pursuant to the Share Purchase Program:
Mr. Sellers, $1,900,000; Mr. Whelan, $1,805,000; Mr. Jacobson, $1,000,000; Mr.
Jordano, $380,000; Mr. Flanagan, $427,500; and Mr. Banks, $807,500. Each loan is full recourse to the executive officer and is secured by the purchased Common Shares. The loans bear interest at the lower of 6.0% per annum or the dividend yield of a Common Share determined based on the fair market value of a Common Share on the purchase date and have a ten-year term. The loans will become due and payable (i) immediately upon the sale of the purchased Common Shares or PTR's termination of the executive officer's employment for cause,
(ii) 180 days after PTR's termination of the executive officer's employment following a change in control, (iii) 365 days after termination of the executive officer's employment by reason of death, disability or retirement or
(iv) 90 days after termination of the executive officer's employment for any other reason.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


  The Compensation Committee consists entirely of non-employee directors and is responsible for acting on behalf of the Board with respect to (i) PTR's compensation practices, (ii) PTR's benefits programs, (iii) review and approval of salaries and other compensation of PTR's senior executive officers and (iv) adopting, administering and approving awards under incentive compensation and stock plans. The Compensation Committee determines the Chief Executive Officer's compensation and the compensation of the Named Executive Officers and other executive officers of PTR based on the recommendations of senior management. Payment of cash compensation and option grants by PTR to its executive officers began on September 9, 1997, the date the 1997 Merger occurred. See "Certain Relationships and Transactions--The 1997 Merger Transaction." Grants of options to purchase Security Capital Class A Common Stock were made by Security Capital to the Chief Executive Officer and to certain Named Executive Officers while they were employed by the REIT Manager.

COMPENSATION PHILOSOPHY

  PTR's compensation program is designed to:

  .  Attract, reward and retain highly qualified executives.
  .  Align shareholder and employee interests.
  .  Reward long-term career contributions to PTR.
  . Emphasize the variable portion of total compensation (cash bonuses and stock appreciation through the Long-Term Incentive Program) as an individual's level of responsibility increases.

  The Compensation Committee is committed to a compensation philosophy which rewards employees on the basis of PTR's success in attaining corporate financial objectives as well as on the basis of the employee's success in attaining financial and qualitative performance objectives.

COMPENSATION PRACTICES

  PTR's compensation practices regarding its executive officers have the following components:

  .  Individual performance reviews every 12 months.
  .  Base salary which is paid annually and reviewed every 24 months.
  . A target bonus which is set after review every 24 months (at the same time the base salary is reviewed) with an actual bonus being paid in varying percentages of the target bonus (based on individual and company performance) every 12 months.
  . Option awards at fair market value which are annual awards based on the responsibility band of the executive and an individual performance assessment.

  Executive Officers of PTR who had been employed by the REIT Manager were paid by Security Capital prior to the 1997 Merger. Security Capital established base salaries and target bonuses for 1997, which remained in effect after the 1997 Merger.

  PERFORMANCE REVIEWS

  With respect to 1997 bonus and option compensation for individual executive officers, the Compensation Committee reviewed PTR's financial performance, as well as objective factors and a subjective assessment of the executive's performance. In the case of particular individuals, circumstances unique to such individual, such as increased responsibilities or extraordinary effort, were also considered.

  BASE SALARY

  Security Capital set the base salary for PTR's executive officers for 1997 prior to the 1997 Merger. In the future, base salary will be established when an executive officer joins PTR and will be reviewed in December of even numbered years. The next salary review will occur in late 1998, and will become effective in January 1999. With respect to the executive officers of PTR, the Compensation Committee will base its salary compensation decisions primarily on its overall assessment of the executive's potential contribution to PTR on both a short-term and long-term basis and competitive market perspectives for the executive officer's compensation.

  ANNUAL BONUS

  Security Capital set the target bonus for PTR's executive officers for 1997 prior to the 1997 Merger. In the future, the Compensation Committee will establish target bonuses for each executive officer every 24 months (at the same time that base salary is established). The actual percentage of target bonus for each year is up to the discretion of the Compensation Committee. The actual amount of a bonus is based primarily upon the individual's performance and the Company's performance during the prior year. The Compensation Committee made the determination for actual bonuses paid for 1997.

  OPTION AWARDS AND SHARE PURCHASE AWARDS

  The Compensation Committee believed it was appropriate in 1997 to make long-term incentive awards to PTR's executive officers. Option awards to purchase shares of Security Capital Class A Common Stock had been awarded annually to the officers and employees of the REIT Manager and PTR's property manager since Security

Capital acquired a substantial interest in PTR and constituted an important component of senior executive compensation. In connection with the 1997 Merger, the Compensation Committee granted option awards and share purchase awards for PTR Common Shares. In arriving at the 1997 award levels, the Compensation Committee gave consideration to the executive's relative position, responsibilities and performance, the change from being employees of Security Capital to being employees of PTR, as well as option awards for shares of Security Capital Class A Common Stock granted in 1997. After the 1997 Merger, employees of PTR will no longer receive option awards from Security Capital.

  The purpose of the awards is to furnish long-term incentives to executive officers to build shareholder value and to motivate and retain the personnel critical to PTR's long-term success. Awards vest over a five-year period, with no awards vested until the end of the second anniversary of the grant. It is the intention of the Compensation Committee to continue to emphasize long-term incentives as an important component of the compensation provided to PTR's executive officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The Compensation Committee met this year and plans to meet annually without the Chief Executive Officer present to evaluate his individual performance and to determine his compensation. In considering Mr. Sellers' compensation, the Compensation Committee considers his principal responsibilities, which are to provide the overall vision and strategic direction for PTR, to attract and retain highly qualified employees and to develop and maintain key capital relationships for PTR.

  In reviewing and determining Mr. Sellers' compensation for 1997, the Compensation Committee reviewed the overall performance of PTR and his performance. During 1997, PTR had a variety of financial and operational achievements for which the Compensation Committee believed Mr. Sellers was instrumental. In 1997, PTR generated funds from operations of $151.0 million, an increase of $21.4 million over 1996 (as adjusted for 1996 to give effect to the Homestead spin off) and generated net cash flow provided by operating activities in 1997 of $159.7 million, an increase of $15.8 million over 1996. Additionally, during 1997, PTR redeployed over $300 million in gross proceeds from dispositions in markets which management believed had less attractive long-term growth prospects to well-located communities primarily in PTR's West Coast markets. During the year PTR put together a development pipeline totalling over $1.4 billion which is expected to make a significant contribution to the growth of PTR. In addition, on September 9, 1997, PTR became an internally managed REIT when it acquired the operations and business of its REIT management and property management companies. Each of these developments was considered by the Compensation Committee in determining Mr. Sellers' compensation.

  Based on his individual contributions as well as PTR's performance, during 1997, Mr. Sellers received a base salary of $250,000 and a bonus of $350,000. Of those amounts, $171,000 and $241,000, respectively, were paid by Security Capital. The Compensation Committee determined to award Mr. Sellers options to acquire 194,899 Common Shares and share purchase awards of 90,651 Common Shares and to lend Mr. Sellers $1,900,000 to assist in the purchase of those Common Shares. In addition, Mr. Sellers received options to purchase 1,108 shares of Security Capital Class A Common Stock. The long-term incentives received by Mr. Sellers from PTR are in the form of share options and Share Purchase awards which are identical in structure to those which are offered to PTR's other officers and key employees.

  The Compensation Committee expects to conduct a complete review of PTR's compensation practices during 1998 to determine whether the compensation philosophy, general amounts and combination of base salary, target bonus and options should be materially changed.

SECTION 162(M)

  The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans which relate compensation to performance. Although PTR's plans are designed to relate compensation to performance, certain elements of the plans do not meet the tax law's requirements because they allow the Compensation Committee to exercise discretion in setting compensation. It may be appropriate in the future to recommend changes in PTR's compensation program to take account of the tax law. However, the Compensation Committee is of the opinion that it is better to retain discretion than to give it up in exchange for the tax deduction.

                                   * * * * *

  This report is submitted by the members of the Compensation Committee: John
T. Kelley III, C. Ronald Blankenship and William G. Myers.

  The Compensation Committee Report on Executive Compensation and related disclosure, including the Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent PTR specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Common Shares against the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the NAREIT Equity REIT Index for the five-year period commencing January 1, 1993 and ended December 31, 1997. The Common Share price performance shown on the graph is not necessarily indicative of future price performance.

                   COMPARISON OF CUMULATIVE TOTAL RETURN(1)
               PTR COMMON SHARES, S&P COMPOSITE-500 STOCK INDEX
                          & NAREIT EQUITY REIT INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                           1/1/93  12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
                           ------- -------- -------- -------- -------- --------
      PTR................. $100.00 $149.43  $141.98  $166.00  $236.87  $271.77
      S&P 500.............  100.00  110.04   111.54   153.33   188.47   251.27
      NAREIT..............  100.00  118.70   122.25   139.62   190.44   229.52

--------
(1) Assumes that the value of the investment in Common Shares and each index was $100.00 on January 1, 1993 and that all dividends were reinvested. For purposes of calculating total return on the Common Shares, (i) the Homestead Distribution described below in "Certain Relationships and Transactions--Homestead Transaction" was valued based on the closing prices of the securities distributed on the American Stock Exchange on November 12, 1996, the date of the distribution; and (ii) the Warrant Issuance described below in "Certain Relationships and Transactions--The 1997 Merger Transaction" was valued based on the closing price of the warrants distributed on the NYSE on September 18, 1997, the date the warrants were issued to the distribution agent.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

REIT MANAGEMENT AGREEMENT

  Prior to the Merger, PTR had a REIT management agreement pursuant to which the REIT Manager, a wholly owned subsidiary of Security Capital, provided management services to PTR. The REIT Manager provided both strategic and day-to-day management to PTR, including research, investment analysis, acquisition, development, marketing, disposition of assets, asset management, due diligence, capital markets, legal and accounting services. The REIT management agreement required PTR to pay a basic annual fee of $855,000 plus 16% of cash flow as defined in the agreement, payable monthly. The REIT Manager also received a fee of 0.25% per year on the average daily balance of cash equivalent investments. For the year ended December 31, 1997, the REIT Manager earned REIT management fees totaling approximately $13.0 million. The REIT management agreement was terminated effective September 9, 1997 in connection with the 1997 Merger. See "--The 1997 Merger Transaction," and "-- Administrative Services Agreement."

PROPERTY MANAGEMENT COMPANY

  Prior to the 1997 Merger, SCG Realty Services Incorporated (the "Property Manager"), a wholly owned subsidiary of Security Capital, provided property management services for approximately 94% of PTR's operating multifamily units. Rates for services performed by the Property Manager were between 3.0% and 3.75% per annum of community revenues and were subject to annual approval by PTR's independent Trustees (who received an annual review of fees paid for similar services from an independent third party). During the year ended December 31, 1997, PTR paid aggregate fees of approximately $7.6 million to the Property Manager.

HOMESTEAD TRANSACTION

  In October 1996, PTR, ATLANTIC, and Security Capital sold, through a series of merger transactions, all of their respective assets relating to Homestead Village(R) properties to Homestead, and PTR and ATLANTIC entered into funding commitment agreements (see "--Funding Commitment Agreement"). The Homestead transaction resulted in PTR (a) owning 9,485,727 shares of Homestead common stock, (b) owning 6,363,789 warrants to purchase one share of Homestead common stock at $10.00 per share and (c) owning approximately $84.5 million in convertible mortgage notes as described below (see "--Funding Commitment Agreement"). PTR distributed the Homestead common stock and warrants which it received to its shareholders pro rata on November 12, 1996 (the "Homestead Distribution"). Each holder of record of a Common Share on October 29, 1996 received 0.125694 shares of Homestead common stock and warrants to purchase
0.084326 shares of Homestead common stock plus cash for fractional shares and warrants. The Homestead common stock trades on the NYSE under the symbol "HSD".

FUNDING COMMITMENT AGREEMENT

  Pursuant to a funding commitment agreement entered into at the closing of the Homestead transaction, PTR agreed to make mortgage loans to Homestead of up to $198.8 million, including $75.9 which was funded prior to the closing of the transaction, which amount was anticipated to be sufficient to complete the development of the Homestead Village(R) properties contributed by PTR. PTR received 6,363,789 warrants, each to purchase one share of Homestead common stock, in exchange for its entering into the funding commitment agreement, which PTR subsequently distributed pro rata to its shareholders in the Homestead Distribution. Each Homestead warrant was exercisable at $10.00 per share and expired October 27, 1997. PTR receives convertible mortgage notes in respect of fundings under the funding commitment agreement in stated amounts of up to $221.3 million, including the $84.5 million of notes which were outstanding at the closing of the Homestead transaction. The effect of these provisions of the funding commitment agreement is that PTR funds approximately $900,000 for each $1,000,000 principal amount of convertible mortgage loans. Each mortgage note issued by Homestead pursuant to the funding commitment agreement is convertible into shares of Homestead common stock on the basis of one share of Homestead common stock for every $11.50 of principal outstanding on the mortgage loan.

  The obligation of PTR is limited to a specific dollar amount for each property identified in the funding commitment agreement. Upon any determination by Homestead to commence development of a property identified in the funding commitment agreement, Homestead is required to notify PTR and PTR is required to fund up to the full amount of its obligation with respect to such property. Homestead is required to endeavor in good faith to complete the development of that property consistent with the development plans for that property. The obligation of Homestead to call for funding of, and the obligation of PTR to provide funding for, the mortgage loans expired on March 31, 1998, except with respect to properties for which Homestead has given notice that it intends to develop. Interest on the mortgage notes accrues at the rate of 9% per annum on the unpaid principal balance, payable every six months. The mortgage notes are scheduled to mature on October 31, 2006, and are not callable until October 27, 2001. Homestead has pledged the assets that were contributed by PTR as collateral for the mortgage loans being made by PTR. At December 31, 1997, PTR had advanced $186.9 million under the funding commitment agreement and the face amount of the mortgage notes outstanding was $208.1 million.

PROTECTION OF BUSINESS AGREEMENT

  PTR entered into a protection of business agreement with Homestead at the closing of the Homestead transaction which prohibits PTR and its affiliates from engaging, directly or indirectly, in the extended-stay lodging business except through Homestead and its subsidiaries. The agreement also prohibits Homestead from, directly or indirectly, engaging in the ownership, operation, development, management or leasing of multifamily properties. The agreement does not prohibit PTR from: (i) owning securities of Homestead; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as it does not actively participate in the business of that person;
(iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties; and (iv) owning securities of another person primarily engaged in a business other than owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not that person owns, operates, develops, manages or leases extended-stay lodging properties. The agreement does not prohibit Homestead from: (i) owning securities of PTR, ATLANTIC, or Security Capital;
(ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing garden-style multifamily properties; and (iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing garden-style multifamily properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties. The agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from PTR, ATLANTIC, or Security Capital or any of their respective affiliates), by any person (or group of associated persons acting in concert), other than PTR, ATLANTIC, or Security Capital or their respective affiliates, of 25% or more of the outstanding voting stock of Homestead, without the prior written consent of Homestead's board of directors. Subject to earlier termination pursuant to the preceding sentence, the protection of business agreement will terminate on October 17, 2006.

HOMESTEAD INVESTOR AGREEMENT

  PTR entered into an investor and registration rights agreement with Homestead at the closing of the Homestead transaction pursuant to which PTR is entitled to designate one person for nomination to the Homestead board of directors, and Homestead will use its best efforts to cause the election of that nominee for so long as PTR has the right to convert in excess of $20 million in principal amount of loans made pursuant to its funding commitment agreement. PTR's nominee may, but need not, include the same person(s) nominated by Security Capital pursuant to Security Capital's investor agreement with Homestead. In addition, Homestead has granted to PTR registration rights with respect to the distribution of all of the shares of Homestead common stock issuable upon conversion of the convertible mortgage notes. PTR may request three registrations pursuant to Rule 415 promulgated under the Securities Act, of all shares of Homestead common stock issued or issuable upon conversion of the convertible mortgage notes. That registration, except for the fees and disbursements of counsel to PTR, will be at the expense of Homestead.

THE 1997 MERGER TRANSACTION

  In January 1997, Security Capital made a proposal to the Board that Security Capital exchange the REIT Manager and the Property Manager for Common Shares, with the result that PTR would become an internally managed REIT. On March 24, 1997, Security Capital and PTR entered into a Merger and Issuance Agreement, as amended, pursuant to which Security Capital caused the REIT Manager and the Property Manager to be merged into a newly formed subsidiary of PTR (the "1997 Merger"). On September 8, 1997, PTR's shareholders voted to approve the 1997 Merger, which closed on September 9, 1997. The employees of the REIT Manager and the Property Manager became employees of PTR as a result of the 1997 Merger. In exchange for the transfer of those businesses, PTR issued to Security Capital 3,295,533 Common Shares valued at approximately $75.8 million. The number of Common Shares issued to Security Capital was based on the average closing price of the Common Shares over the five-day period prior to the record date for determining PTR's shareholders entitled to vote at the meeting in connection with the 1997 Merger, subject to a maximum and minimum number of Common Shares. The average closing price of the Common Shares over the five-day period prior to that record date was $23.0125 per Common Share.

  In order to allow holders of Common Shares (other than Security Capital) the opportunity to maintain their relative ownership in PTR, concurrently with the proxy solicitation seeking approval of the 1997 Merger, PTR conducted a rights offering entitling holders of Common Shares (other than Security Capital) to purchase up to 7,433,433 additional Common Shares. Simultaneously with the offering of Common Shares to the rights holders, Security Capital Markets Group Incorporated, which is owned by Security Capital, sought investors on a best efforts basis, to oversubscribe and acquire unsubscribed shares. Due to investor demand, PTR sold and issued an additional 1,486,686 Common Shares for a total of 8,920,119 Common Shares sold. The subscription price for Common Shares in the rights offering was $21.8125 per Common Share, which was equal to 94.8% of the price at which Common Shares were issued to Security Capital in the 1997 Merger. In addition, as part of the 1997 Merger transaction, Security Capital issued warrants to purchase 3,644,430 shares of Security Capital's Class B common stock, par value $.01 per share (the "Class B Common Stock"), pro rata directly to holders of Common Shares (the "Warrant Issuance"), other than Security Capital. The Warrant Issuance was made by Security Capital in order to induce holders of Common Shares to vote in favor of the 1997 Merger transaction, to broaden Security Capital's shareholder base, to enable Security Capital to raise additional equity capital at a relatively low cost through exercises of warrants and to enable Security Capital to raise additional equity capital in the long run by preserving and enhancing its goodwill with the shareholders of PTR. The number of shares of Class B Common Stock subject to the warrants was based on the closing price of the Class B Common Stock on September 18, 1997, the date the warrants were issued to the agent for the Warrant Issuance for subsequent distribution to holders of Common Shares, other than Security Capital. The warrants will expire on September 18, 1998 and contain customary provisions to protect shareholders from dilution in certain events, including certain distributions and sales of shares of Class B Common Stock at less than market price.

SECURITY CAPITAL INVESTOR AGREEMENT

  As part of the 1997 Merger transaction, PTR and Security Capital amended and restated an investor agreement. The investor agreement provides that, without first having consulted with the nominees of Security Capital designated in writing, PTR may not seek Board approval of (i) PTR's annual budget; (ii) incurring expenses in any year exceeding (a) any line item in the annual budget by the greater of $500,000 or 20% and (b) the total expenses set forth in the annual budget by 15%; (iii) the acquisition or sale of any assets in any single transaction or series of related transactions in the ordinary course of PTR's business where the aggregate purchase price paid or received by PTR exceeds $25.0 million; and (iv) entering into any new contract with a service provider (a) for investment management, property management or leasing services or (b) which reasonably contemplates annual contract payments by PTR in excess of $1.0 million. PTR is under no obligation to accept or comply with any advice offered by Security Capital with respect to the foregoing matters.

  Additionally, so long as Security Capital beneficially owns at least 25% of the Common Shares, Security Capital has the right to approve the following matters proposed by PTR: (i) the issuance or sale of any Common Shares (including the grant of any rights, options or warrants to subscribe for or purchase Common Shares or any security convertible into or exchangeable for Common Shares or the issuance or sale of any security convertible into or exchangeable for Common Shares), at a price per share less than the fair market value of a Common Share on the date of that issuance or sale; (ii) the issuance and sale of any disqualified shares (as defined) if, as a result thereof, PTR's Fixed Charge Coverage Ratio (as defined) would be less than 1.4 to 1.0; (iii) the adoption of any employee benefit plan pursuant to which shares of PTR or any securities convertible into shares of PTR may be issued and any action with respect to the compensation of the senior officers of PTR (including the granting or award of any bonuses or share-based incentive awards); and (iv) the incurrence of any additional indebtedness (including guarantees and including renegotiations and restructurings of existing indebtedness) if, as a result thereof, PTR's Interest Expense Coverage Ratio (as defined) would be less than 2.0 to 1.0. The restriction referred to in clause (i) above does not apply to (A) the sale or grant of any options to purchase shares of PTR pursuant to the provisions of any benefit plan approved by the shareholders of PTR, (B) the issuance or sale of shares of PTR upon the exercise of any rights, options or warrants granted, or upon the conversion or exchange of any convertible or exchangeable security issued or sold, prior to the closing date of the 1997 Merger or in accordance with the provisions of the investor agreement, (C) the issuance and sale of any shares of PTR pursuant to any dividend reinvestment and share purchase plan approved by the Board or (D) the issuance, grant or distribution of rights, options or warrants to all holders of Common Shares entitling them to subscribe for or purchase shares of PTR or securities convertible into or exercisable for shares of PTR.

  The agreement also provides that, so long as Security Capital owns at least 10% of the outstanding Common Shares, PTR may not increase the number of persons serving on the Board to more than eight. Security Capital also is entitled to designate one or more persons to be nominated for election to the Board, as follows: (i) so long as Security Capital owns at least 10% but less than 25% of the outstanding Common Shares, it is entitled to nominate one person; and (ii) so long as Security Capital owns at least 25% of the outstanding Common Shares, it is entitled to nominate that number of persons as bears approximately the same ratio to the total number of members of the Board as the number of Common Shares beneficially owned by Security Capital bears to the total number of outstanding Common Shares, provided that Security Capital is entitled to designate no more than three persons so long as the Board consists of no more than eight members.

  As part of the investor agreement, Security Capital is permitted to make employment opportunities with Security Capital or its affiliates available to the officers and employees of PTR. Prior to commencing discussions with a senior officer of PTR about any such opportunity, Security Capital is required to give the Board 14 days' prior written notice.

  In addition, the agreement provides Security Capital with registration rights pursuant to which, in certain specified circumstances, Security Capital is permitted to request, at any time, registration of all of Security Capital's Common Shares pursuant to Rule 415 under the Securities Act. Security Capital is permitted to request one registration for every $100 million (based on market value) of Common Shares it owns.

  In addition to the above provisions, the agreement restricts the ability of Security Capital (or a group of which it is a member) from acquiring in excess of 49% of the Common Shares subject to certain exceptions.

ADMINISTRATIVE SERVICES AGREEMENT

  Upon consummation of the 1997 Merger, PTR and Security Capital entered into an administrative services agreement, pursuant to which Security Capital provides PTR with certain administrative and other services with respect to certain aspects of PTR's business, as selected from time to time by PTR at its option. These services include, but are not limited to, payroll and tax administration services, cash management and accounts payable services, data processing and other computer services, human resources, research, investor relations, insurance administration and legal administration. The fees payable to Security Capital are equal to Security Capital's direct cost of providing those services, plus 20%, subject to a maximum amount of approximately $7.7 million during the initial term of the agreement, of which approximately $2.2 million applied to the period between closing of the 1997 Merger and December 31, 1997 and $5.5 million applies to 1998. Cost savings by Security Capital under the agreement will accrue to PTR. For the period from September 9, 1997 through December 31, 1997, PTR expensed $1.3 million of costs under the agreement. The agreement is for an initial term expiring on December 31, 1998 and will be automatically renewed for consecutive one-year terms, subject to approval by a majority of the independent members of the Board.

LICENSE AGREEMENT

  PTR and Security Capital entered into a license agreement on the closing date of the 1997 Merger pursuant to which Security Capital granted PTR a non-exclusive license to use Security Capital's registered logo and the non-exclusive right to use the name "Security Capital". The term of the license is for a period of 15 years, subject to PTR's right to extend the license for up to two additional five-year periods.

PROTECTION OF BUSINESS AGREEMENT

  PTR and Security Capital entered into a protection of business agreement on the closing date of the 1997 Merger, which prohibited Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, substantially the same services as those previously provided by the REIT Manager and the Property Manager to any entity which owns or operates multifamily properties. The agreement does not prohibit Security Capital or its affiliates from owning the securities of any class of PTR or ATLANTIC. The agreement will terminate in the event of an acquisition, directly or indirectly, (other than by purchase from Security Capital or any of its affiliates), by any person (or group of persons acting in concert), other than Security Capital or any of its affiliates, of the greater of (i) 25% or more of the outstanding shares of voting securities of PTR and (ii) the percentage of outstanding voting securities of PTR owned directly or indirectly by Security Capital and its affiliates, in either case without the prior written consent of the Board. Subject to earlier termination pursuant to the preceding sentence, the agreement will terminate on September 9, 2000, the third anniversary of the closing date of the 1997 Merger.

PROPOSED MERGER OF ATLANTIC AND PTR

  On April 2, 1998, ATLANTIC and PTR announced that they have agreed to merge and have entered into a merger agreement (the "Merger Agreement"). The combined company would operate under the name Archstone Communities Trust. The merger is expected to be completed in August 1998, subject to the approval of the shareholders of both companies and certain other conditions. Under the terms of the Merger Agreement, for each ATLANTIC common share held, a shareholder would receive one PTR Common Share and ATLANTIC's preferred shareholders would receive comparable preferred shares of PTR. In addition, PTR would assume ATLANTIC's debt (approximately $547 million on March 31,
1998) and other liabilities. The transaction has been structured as a tax-free merger and would be accounted for as a purchase. Subject to certain terms and conditions, Security Capital has agreed to vote its ATLANTIC common shares and PTR Common Shares in favor of the merger.

OTHER TRANSACTIONS WITH AFFILIATES

  On March 31, 1995, Security Capital entered into an unsecured, full recourse promissory note with R. Scot Sellers, then a Managing Director of PTR and PTR's REIT Manager. Under the terms of the promissory note, Security Capital lent Mr. Sellers $249,997, which amount is due on the earlier of January 4, 2005 or 120 days after Mr. Sellers is no longer an officer of PTR. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of 90 days or less, in effect from time to time, plus .25%, and is payable semiannually on each July 4 and January 4. The proceeds of the promissory note were used by Mr. Sellers to purchase Common Shares of PTR.

  On September 8, 1997, Security Capital entered into a promissory note with
R. Scot Sellers, President and Chief Executive Officer of PTR. Under the terms of the promissory note, Security Capital lent Mr. Sellers

$100,000, which amount is due on the earlier of January 10, 2005 or 120 days after Mr. Sellers is no longer an officer of PTR. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus 0.25% and is payable semi-annually on each January 10 and July 10. The proceeds of the promissory note were used by Mr. Sellers to purchase Common Shares of PTR under the Share Purchase Program.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires PTR's Trustees, officers and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the Securities and Exchange Commission and to send copies of those reports to PTR. Based solely on a review of those reports and amendments thereto furnished to PTR and on written representations of certain of those persons that they were not required to file certain of those reports, PTR believes that no such person failed to file any such report on a timely basis during 1997.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has selected KPMG Peat Marwick LLP, certified public accountants, who have served as auditors for PTR since 1980, to serve again as the auditors of PTR's books and records for the coming year. A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

  PTR's 1997 Annual Report, which includes financial statements, has previously been mailed to shareholders or is being mailed to shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                             SHAREHOLDER PROPOSALS

  Any proposal by a shareholder of PTR intended to be presented at the 1999 annual meeting of shareholders must be received by PTR at its principal executive offices not later than December 30, 1998, for inclusion in PTR's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  PTR is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                                          Jeffrey A. Klopf
                                          Secretary

April 29, 1998

P R O X Y
                        SECURITY CAPITAL PACIFIC TRUST

                  THIS PROXY IS SOLICITATED BY AND ON BEHALF
                           OF THE BOARD OF TRUSTEES

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 18, 1998

  The undersigned hereby appoints each of R. Scot Sellers, Patrick R. Whelan, Richard A. Banks, Jay S. Jacobson and Jeffrey A. Klopf, as proxies with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Security Capital Pacific Trust to be held on June 18, 1998, and at any and all adjournments or postponements thereof, and to vote at such meeting the common shares of beneficial interest which the undersigned would be entitled to vote if present at such meeting, in accordance with the instructions indicated on the other side of this card; if no instructions are indicated, the shares represented by this proxy will be voted for the election of all listed nominees for Trustee and, at the direction of the proxies named above, on any other matter which may properly come before the meeting.

  The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this Proxy.

_________________________________
COMMENTS/ADDRESS CHANGE






           (continued and to be signed and dated on the other side)

-------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                         Please mark your vote as indicated in this example. [X]

1. The election of the following persons as Trustees:

                                FOR          WITHHOLD
                                all          vote from
                              nominees     all nominees
Calvin K. Kessler,
James H. Polk, III,             [_]             [_]
John C. Schweitzer,
James A. Cardwell,
John T. Kelley, III,
C. Ronald Blankenship,
William G. Myers,
and
R. Scot Sellers
FOR ALL NOMINEES, except
the following nominees:

2. To vote upon any other matters which may properly be presented at the meeting according to their best judgment and in their discretion.



Please sign exactly as name(s) appears to the left. If shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or guardian or as officer of a corporation or other entity, please give full title and capacity in which you are signing.



----------------------------------------
                Signature


----------------------------------------
        Signature, if held jointly


Dated: ___________________________, 1998


Please sign, date and return this proxy card promptly using the enclosed postage-paid envelope whether or not you plan to attend the meeting.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


[Insert PTR Logo]
Annual Meeting
of Shareholders

Admission Ticket
Thursday, June 18, 1998
10:00 a.m. (Mountain time)
Hyatt Regency Tech Center
7800 East Tufts Ave.
Denver, Colorado 80237